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                                                                  EXHIBIT 10(21)

                             AGREEMENT IN PRINCIPLE
                           CONCERNING PARTICIPATION BY
                                     CANARGO
                                     IN THE
                         GEORGIAN AMERICAN OIL REFINERY

This Agreement in Principle ("AIP") is by and between CanArgo Petroleum Products Limited ("CanArgo") a legal entity registered in Guernsey, British Isles, the Georgian American Oil Refinery ("GAOR"), a legal entity registered in the Republic of Georgia, State Company Georgian Oil ("Georgian Oil") a legal entity registered in the Republic of Georgia, Georgian British Oil Service Company ("GBOSC") a legal entity registered in the Republic of Georgia, and Argonaut Oil & Gas Ltd ("Argonaut") a legal entity registered in Cyprus (CanArgo, GAOR, Georgian Oil, GBOSC and Argonaut are hereinafter referred to as the "Parties" or "Party") concerns participation by CanArgo in GAOR, and in the refinery in Sartichala, Georgia.


WHEREAS,

A. GAOR was created and founded by Georgian Oil (34% ownership) GBOSC (33% ownership) and Argonaut (33% ownership) in September 1997, with a current Charter Capital of $30,000 and,

B. GAOR is the owner of an oil refinery located in Sartichala, Republic of Georgia (the "Refinery"), and,

C. CanArgo sister companies are involved in exploration & production of oil and gas in the Republic of Georgia through Ninotsminda Oil Company and CanArgo (Nazvrevi) Ltd, and,

D. CanArgo and GAOR wish to conclude an agreement through which CanArgo becomes a shareholder of GAOR and participates in the Refinery and the current shareholders of GAOR, namely Georgian Oil, GBOSC and Argonaut Oil wish to invite CanArgo to become a shareholder in GAOR to develop the operation of the Refinery, according to priorities given below:

The First Phase of GAOR operation The Refinery is located in Sartichala, Georgia. Capacity of the Refinery is 2,000 barrels per day.

The Refinery is designed to process locally produced crude oil and imported oil. Phase I represents the market entry position for GAOR.

Products produced are:

1.  Naphtha                (for gasoline blending)
2.  Diesel                 (For vehicles)
3.  Mazut
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The local market in Georgia will consume all the products produced in GAOR Phase
I. After a three to six month market entry posture, the GAOR is projected to make an annual profit of $2,624,000. After Profit Tax and taking into consideration depreciation fund annual cash flow of GAOR, which will be split between share holders, is estimated to generate annually $2,496,000.

The Second Phase of GAOR operation includes expansion, the doubling in size of the crude oil fractionation process to 4,000 barrels per day.

Phase II products produced by GAOR upon completion will be:

1.  Naphtha
2.  Jet Fuel
3.  Diesel
4.  Mazut

After completion of Phase II GAOR is projected to make annual balance profit of $6,194,000. After Profit Tax and considering depreciation fund GAOR annual cash flow, which will be split between the share holders are estimated to make $5,611,000. This Phase is scheduled for commencement no later than end of the second quarter of 1999. Future expansion plans will be formulated based on the market conditions in Georgia, income generated by GAOR and amount of crude oil.

Long term plans for GAOR are as follows:

1.  Increase of its market share
2. Installation of a catalytic reformer or cracker to produce high octane gasoline
3.  Increase of Refinery capacity and optimization of its profitability
4.  Establishment of brand recognition
5.  Distributor base development
6.  Determination of retail outlets
7.  Development of export markets

At August 31, 1998 GAOR has no debts other than $2,470,653 to Argonaut and GBOSC.

WHEREAS CanArgo has been familiarised with the main priorities of the Refinery development, agrees with them and is willing to become one of the owners and investors of the Refinery,

NOW HEREBY THE PARTIES AGREE AS FOLLOWS:

          1) It is agreed that Argonaut and GBOSC (the "Primary Financiers") have provided finance to the sum of $2,342,653 to GAOR ($1,661,653 from Argonaut and $681,000 from GBOSC), and that this funding is to be recovered from 50% of the after tax net profit of GAOR as detailed in Article 6.1 of the GAOR Foundation Agreement. This financing is on an


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               interest free basis. Although the Primary Financiers will begin obtaining repayment of this finance from the profits made in the First Phase it is unlikely that all of this finance will have been recovered by the time the Second Phase becomes operational. In this event there would be "Primary Financier Unrecovered Investments".

          2) The approximate cost of second 2,000 barrel per day capacity equipment purchase, transportation, installation of additional tanks and creation of infrastructure connected with it ("Second Equipment) is $1,860,000. The mentioned investment shall be made by CanArgo in order to become 24% owner of the Refinery.

          3) CanArgo will commence recovering the investments from the moment that the Second Equipment becomes operational, or at the latest 30th June 1999, according to the following principle: 50% of GAOR's after tax net profit will go to recovering the investments in proportion to the unrecovered investment provided by each financier. For example: if the total unrecovered investment is $3,500,000 (i.e. Primary Financier Unrecovered Investments plus CanArgo unrecovered investments) and CanArgo's unrecoverable investments are $1,860,000 then CanArgo's share from total recoverable amount will be 1,860,000/3,500,000 = 53.1%, this being 53.1% of 50% of GAOR's after tax net profit.

          4) The remaining 50% of after tax net profits of GAOR will be dividended out to the shareholders in proportion to their ownership in GAOR at that time. This principle will apply to CanArgo will from the moment that the Second Equipment becomes operational, or at the latest 30th June 1999.

          5)   CanArgo shall gain it's ownership in the following manner:

               a) On or before 12th September 1998 CanArgo shall make its First Contribution and transfer $500,000 as investment to GAOR's account, and the Charter Capital of GAOR shall be increased by $2,069 to $32,069 with CanArgo paying $2,069 into the Charter Capital. For this contribution CanArgo shall gain a 6.4516% interest and ownership in GAOR and GAOR's Charter Capital at the moment the First Contribution is received in GAOR's account. GAOR, GBOSC, Georgian Oil and Argonaut undertake to register CanArgo's interest in GAOR within two weeks of receiving the Contribution, and the GAOR Foundation Agreements will be modified to incorporate CanArgo and the principles of this AIP.

               b) On or before 19th October 1998 CanArgo shall make its Second Contribution and transfer a further $500,000 as investment to GAOR's account, and the Charter Capital of GAOR shall be


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                    increased by $2,376 to $34,444 with CanArgo paying $2,376
                    into the Charter Capital. For this contribution CanArgo shall gain a further 6.4516% interest (total interest 12.9032%) and ownership in GAOR and GAOR's Charter Capital at the moment the Second Contribution is received in GAOR's account. GAOR, GBOSC, Georgian Oil and Argonaut undertake to register CanArgo's increased interest in GAOR within two weeks of receiving the Contribution.

               c) On or before 31st December 1998 CanArgo shall make its Third Contribution and transfer a third sum of $500,000 as investment to GAOR's account, and the Charter Capital of GAOR shall be increased by $2,756 to $37,200 with CanArgo paying $2,756 into the Charter Capital. For this contribution CanArgo shall gain a further 6.4516% interest (total interest 19.3548%) interest and ownership in GAOR and GAOR's Charter Capital at the moment the Third Contribution is received in GAOR's account. GAOR, GBOSC, Georgian Oil and Argonaut undertake to register CanArgo's increased interest in GAOR within two weeks of receiving the Contribution.

               d) On or before 31st January 1999 CanArgo shall make its Fourth and final Contribution and transfer the sum of $360,000 as investment to GAOR's account, and the Charter Capital of GAOR shall be increased by $2,273 to $39,474 with CanArgo paying $2,273 into the Charter Capital. For this contribution CanArgo shall gain a further 4.6451% interest (total interest 24%) interest and ownership in GAOR and GAOR's Charter Capital at the moment the Fourth Contribution is received in GAOR's account, and the Charter Capital shall be $39,474. GAOR, GBOSC, Georgian Oil and Argonaut undertake to register CanArgo's increased interest in GAOR within two weeks of receiving the Contribution.

          6) Each owner of GAOR shall transfer 8% for CanArgo benefit, i.e. total CanArgo interest in GAOR will be 24%. The final ownership will than be Georgian Oil - 26%, GBOSC - 25%, CanArgo - 24% and Argonaut - 25%.

          7) Georgian Oil, GBOSC, Argonaut and GAOR agree not to change the Charter Capital of GAOR without the written consent of CanArgo.

          8) According to the Foundation Agreement the Board of Directors (the "Board") of GAOR currently consists of nine members. After CanArgo has made its First Contribution the Board of Directors of GAOR (the "Board") will be increased to ten members with the addition of one member from CanArgo, after CanArgo has made it's Second Contribution


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               the Board shall be increased to eleven members with the addition of a further member from CanArgo (and in addition all decisions of the Board will require the concurring vote of at least nine members) and after CanArgo has made it's Fourth Contribution the Board shall be increased to twelve members with the addition of a further member from CanArgo, and after CanArgo has made it's Fourth Contribution the board shall be increased to twelve members with the addition of a further member from CanArgo. By mutual consent the number of board members may be reduced, but with the intention being that Georgian Oil, GBOSC, Argonaut and CanArgo are equally represented.

          9) In the event that CanArgo does not meet a Contribution on or before the due date, CanArgo shall loose its rights to gain further interest in GAOR, but will retain the interest that it has already paid for.

          10) The investment from CanArgo will be used exclusively for the purchase and installation of the Second Equipment, in the event that the purchase and installation and successful commissioning of the Second Equipment is achieved for a price less than $1,860,000 ("Total Contribution") then any remainder will be used for the development of the Refinery or with the unanimous agreement Georgian Oil, GBOSC and Argonaut the excess may be split between Georgian Oil, GBOSC and Argonaut in proportion to their shares in GAOR as of the date of this AIP.

          11) In the event that the cost of the purchase and installation of the Second Equipment exceeds $1,860,000 then any additional finance requirement will be met by bank loans or sale of equity or by the shareholders in proportion to their equity ownership of GAOR at that time.

          12) CanArgo accepts that it may be in the interests of GAOR for CanArgo's sister oil producing companies in Georgia to sell oil to GAOR. Within any restrictions or requirements imposed by other stakeholders in its sister companies, CanArgo will make efforts to do this, with the price being based on the market price and according to mutually acceptable formula accepted for price calculation.

          13) In the event of any dispute arising out of this AIP, the Parties shall use their best endeavours to settle such disputes, but in the event that such disputes cannot be resolved in this manner, then the issue shall be referred to arbitration, this to be held in English under UNCITRAL rules, and take place in Stockholm, Sweden.

          14) This AIP is subject to CanArgo being satisfied with its legal opinions on the GAOR foundation documents, licences and any shareholder agreements, loan agreements or similar.


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          15)  GAOR will provide a monthly financial statement to the shareholders showing a balance sheet, income statement and a sources and application of funds statement.

          16) Any shareholder or his agent will be given access to all books and records of GAOR upon request.

          17)  GAOR will have an annual audit.

          18) CanArgo's obligations under this AIP are subject to CanArgo being satisfied with and its legal opinions on the GAOR foundation documents, licences and any shareholder agreements, loan agreements or similar and the August 31, 1998 financial statement. The provision of the first advance does not signify that CanArgo is or is not satisfied with these opinions. CanArgo will perform its due diligence by __October 31, 1998__ .



Signed, this the 26th day of August 1998

For Argonaut Oil & Gas                      For Georgian Oil

/s/Eugene Kozlowski                         /s/Revaz Tevzadze
     President                              Chairman

For GBOSC                                   For GAOR

/s/Shalva Bakhtadze                         /s/Givi Assatiani
     General Director                       General Director


For CanArgo Petroleum Products

/s/Michael Binnion
     Director


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                              [LETTERHEAD OF GAOR]

FAX

To:     Mr David Robson Chairman & CEO CanArgo     From:   Mr Givi Asatiani GAOR
Fax:    44 1481729982                              Pages:  2
Phone:  44 1481729980                              Date:   10 February, 1998
Re:     Extension of Payment.                      CC:     Mr M. Binnion

- Comments:

Dear Mr Robson,

Further to your letter of 14/12/98 regarding the extension of payment term to GAOR, I would like to inform you on the following.

Under the Agreement concerning the Participation by CanArgo in the Georgian American Oil Refinery, CanArgo will gain 24% interest and ownership, if it makes the payment of $1,860,000 according to the following fixed schedule:

12.09.98 $500,000
19.10.98 $500,000
31.12.98 $500,000
31.01.99 $360,000

As of today CanArgo's payment mounts to $1 M, accordingly CanArgo has gained 12,9032% interest and ownership.

Further to the GAOR founders' agreement, I would like to inform you that GAOR gives its consent to extend the payment term until 30th April 1999. Therefore, CanArgo keeps its right of 24% interest and ownership in GAOR during that period.

We believe that the participation of CanArgo will be a step forward in the successful development of GAOR project.

Best regards,

/s/Givi Asatiani
General Director

                         Georgian American Oil Refinery
                             Tel/fax: (99532) 920507
                        Gardabani, Sartitchala - Georgia


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